Exhibit 10.1

Compensation and Benefits Assurance Agreement

This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this “Agreement”) is made, entered into, and is effective as of this          day of                                 , (the “Effective Date”) by and between Whirlpool Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose signature appears on the signature page (hereinafter referred to as the “Executive”).

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

Accordingly, the Board of Directors of the Company (hereafter the “Board” or the “Board of Directors”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

The Board also believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that the Executive be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of the Executive’s own situation.

This Agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees to provide to the Executive in the event the Executive’s employment with the Company is terminated subsequent to a change in control under the circumstances described below. As provided in Paragraph 6.8, this Agreement is intended to supersede all prior agreements between the Company and the Executive concerning this matter.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Term of Agreement

1.1 Term. This Agreement will commence on the Effective Date and shall continue in effect until amended or terminated by the Company as provided in Paragraph 1.2 hereof.

1.2 Amendment and Termination. The Company may amend (in whole or in part) or terminate the Plan provided that (x) without the Executive’s written consent no amendment or termination will be effective prior to the date that is twelve (12) months after the date the Company has provided written notice thereof to the Executive of and (y) no amendment or termination will be effective if a Change in Control occurs within twelve (12) months before or twelve (12) months after the date the Company has provided written notice thereof to the Executive. Notwithstanding the foregoing, no amendment or termination shall reduce or terminate the Executive’s right to receive any payments and benefits that became payable hereunder in respect of a termination of employment that occurred prior to the date of such amendment or termination.

1.3 Termination Prior to a Change in Control. In the event that the Executive’s employment terminates for any reason prior to a Change in Control, except as provided in Paragraph 2.2. hereof, this Agreement, along with all corresponding rights, duties, and covenants, shall, except as provided in Paragraph 5.1 hereof, automatically expire as of the date of such employment termination.

Section 2. Severance and Retirement Benefits

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Paragraph 2.5 hereof, if during the term of this Agreement there has been a Change in Control of the Company and if, within two (2) years immediately thereafter (or prior thereto as provided in 2.2), the Executive’s employment with the Company shall end for any reason specified in Paragraph 2.2 as being a Qualifying Termination. The Accrued Obligations described in Paragraph 2.5(a) hereof shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than ten (10) calendar days from such date. The Severance Benefits described in Paragraphs 2.5(b) and 2.5(c) shall be paid in cash to the Executive in a single lump sum within ten (10) calendar days from the date the release and restrictive covenants agreement described in Section 2.8 hereof becomes effective and irrevocable in accordance with its terms, but, if applicable, subject to the 6-month delay for “specified employees” described in Section 5.6 hereof, and the Severance Benefits described in Paragraphs 2.5(d) and 2.5(e) shall become irrevocably payable on the date the release and restrictive covenants agreement described in Section 2.8 hereof becomes effective and irrevocable in accordance with its terms.

2.2 Qualifying Termination. The occurrence of any one or more of the following events, within two (2) years immediately following a Change in Control of the Company along with delivery of a Notice of Termination as described in Paragraph 2.4, shall be deemed a “Qualifying Termination” hereunder (with such “Qualifying Termination” being deemed effective on the date of delivery of such Notice of Termination) and, as such, shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Paragraph 2.5 hereof:

(a)	The Company’s involuntary termination of the Executive’s employment for a reason other than Disability (as such term is defined under the Company’s governing disability plan, or any successor plan thereto) or without Cause (as defined in Paragraph 2.3 hereof);

(b)	The Executive’s voluntary termination of employment for Good Reason (as defined in Paragraph 2.7 hereof); or

(c)	The Company’s material breach of any of the provisions of this Agreement.

A Qualifying Termination shall not include a termination of the Executive’s employment within two (2) years after a Change in Control by reason of death, Disability, the Executive’s voluntary termination without Good Reason, or the Company’s involuntary termination of the Executive’s employment for Cause.

Notwithstanding anything in this Agreement to the contrary, if (x) the Executive’s employment is terminated prior to a Change in Control for a reason that would have constituted a Qualifying Termination if it had occurred following a Change in Control, (y) the Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and (z) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing and amount of the Severance Benefits described under Paragraph 2.5 hereof, the date of the Change in Control shall be treated as the Executive’s date of Qualifying Termination.

2.3 Termination for Cause. The Executive shall not be deemed to have been terminated for Cause unless and until (i) the Executive has received a copy of a resolution, stating that the Executive has been terminated for Cause and stating the particulars thereof in detail (the “Termination for Cause Resolution”), duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for the purpose of making the determination to terminate the Executive for Cause; and (ii) the Executive is provided with reasonable notice of such meeting and the opportunity to appear with counsel to be heard by the Board at such meeting. The Termination for Cause Resolution shall operate as a Notice of Termination for purposes of this Agreement.

For purposes of this Agreement, “Cause” means (i) the Executive’s willful and continued failure to substantially perform the Executive’s duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand to so substantially perform is delivered to the Executive by the Chairman of the Board or President of the Company which specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties; or (ii) the Executive willfully engages in illegal conduct which is materially and demonstratively injurious to the Company.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable, belief that such action or omission was in, or not opposed to, the best interests of the Company. Any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Executive or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company shall not, in and of itself, constitute Cause.

2.4 Notice of Termination. To be complete, a termination for Good Reason must be accompanied by the delivery to the Company by the Executive (in compliance with Paragraph 5.2 hereof) of a Notice of Termination from the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written document which states the specific termination provisions in this Agreement relied upon to terminate the Executive’s employment and which sets forth in reasonable detail the facts and circumstances providing the basis for such termination.

2.5 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Paragraphs 2.1 and 2.2 hereof, the Company shall pay to the Executive and, in the case of benefits, provide the Executive with the following (collectively referred to as the “Severance Benefits”):

(a)

A lump-sum cash amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination except as otherwise provided in clause (c) below (collectively the “Accrued Obligations”); notwithstanding anything to the contrary contained herein, to the extent necessary to avoid penalties under Section

409A of the Code, the Accrued Obligations shall be paid at the time specified under the applicable arrangement. Such payment shall constitute full satisfaction for these amounts owed to the Executive. For all purposes of this Agreement, “Base Salary” shall mean, at any time, the then regular annual rate of pay that the Executive is earning as annual salary (excluding any decreases implemented after a Change in Control without the Executive’s written permission), whether or not deferred.

(b)	A lump-sum cash amount equal to the sum of (i) [three (3)] [two (2)] multiplied by the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s highest annual rate of Base Salary in effect at any time during the twelve (12) months prior to the occurrence of the Change in Control; plus (ii) [three (3)] [two (2)] multiplied by the Executive’s then current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Performance Excellence Plan (or any successor plan thereto), for the plan year in which the date of the Executive’s Qualifying Termination occurs, or, if greater, by the Executive’s highest target bonus opportunity in effect at any time during the twelve (12) months prior to the occurrence of the Change in Control.

(c)	A lump-sum cash amount equal to the greater of (i) the Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Performance Excellence Plan (or any successor plan thereto), for the plan year in which the Executive’s date of Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year (but in no event shall such target bonus opportunity be less than the highest target bonus opportunity in effect at any time during the twelve (12) months prior to the occurrence of the Change in Control); or (ii) the actual bonus earned through the date of the Qualifying Termination under the Company’s Performance Excellence Plan (or any successor plan thereto), based on the then-current level of goal achievement. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

The payment of the Severance Benefits described in (b) and (c) above shall be offset by any other severance-type payments the Executive may be eligible or entitled to receive from any other sources, including, but not limited to, statutory or other legally required payments, collective bargaining agreements, or individual employment contracts.

(d)	For purposes of calculating the benefits to which the Executive is entitled under the Whirlpool Employees Pension Plan, the Whirlpool Supplemental Executive Retirement Plan, and the Whirlpool Retirement Benefits Restoration Plan (collectively, the “Pension Plans”), or any other tax-qualified or nonqualified defined benefit pension plan, the Executive’s benefit shall be calculated as if the Executive is fully vested in such benefits thereunder. All other assumptions used in determining such benefit shall be those assumptions used in the Pension Plans at the time of payment. These benefits shall be paid out in accordance with the provisions of the Pension Plans. Unless payment of such benefits is otherwise permissible under the Company’s tax-qualified plan, such amounts shall be paid out of the Company’s general assets.

(e)

At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of the Qualifying Termination, a continuation of the Executive’s (and the Executive’s eligible dependents’) health and life insurance benefits for eighteen (18) months from the date of the Qualifying Termination. The applicable

COBRA health insurance benefit continuation period shall begin coincident with the beginning of this eighteen (18) month benefit continuation period. The providing of these insurance benefits by the Company shall be discontinued prior to the end of the eighteen (18) month continuation period to the extent that the Executive becomes eligible to the same or a greater degree under the insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding insurance benefits for which the Executive is eligible from such employment. The Executive shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

The provision of the Severance Benefits described in (e) above shall be offset by any other comparable severance-type benefits or rights the Executive may be eligible or entitled to receive from any other sources, including, but not limited to, statutory or other legally required payments, collective bargaining agreements, or individual employment contracts.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

2.6 Definition of “Change in Control.” Change in Control means the happening of any of the following events:

(a)	Any individual, entity, or group (a “Person”) within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either—

(i)	The then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); or

(ii)	The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following:

(A)	Any acquisition by the Company;

(B)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate; or

(C)	Any acquisition pursuant to a Corporate Transaction (as defined below) that is not considered to be a Change in Control under clause (c), below;

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes a beneficial owner of more than 30% of the Outstanding Company Common Stock or the Company Voting Securities as a result of the acquisition of

Outstanding Company Common Stock or Company Voting Securities by the Company which reduces the number of Outstanding Company Common Stock or Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Outstanding Company Common Stock or Company Voting Securities that increases the percentage of Outstanding Company Common Stock or Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(b)	A change in the composition of the Board of Directors such that the individuals who, as of the Effective Date, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board of Directors subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than Board of Directors shall not be so considered as a member of the Incumbent Board;

(c)	The consummation of a reorganization, merger, consolidation, statutory share exchange or other similar corporate transaction involving the Company or any of its subsidiaries (a “Corporate Transaction”), unless:

(i)	All or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock of the Company or its successor (or such entity’s ultimate parent company) (the “Relevant Entity”) and the combined voting power of the outstanding voting securities of such Relevant Entity entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)	No Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction, or any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the Relevant Entity or the combined voting power of the outstanding securities of such Relevant Entity entitled to vote generally in the election of directors; and

(iii)	Individuals who were members of the Incumbent Board constitute at least a majority of the members of the Board of Directors of the Relevant Entity; or

(d)	The approval by the shareholders of the Company of—

(i)	A complete liquidation or dissolution of the Company; or

(ii)	The sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition:

(A)	More than sixty percent (60%) of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(B)	No Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and

(C)	Individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of such corporation.

2.7 Definition of “Good Reason.” Good Reason means the occurrence of any one or more of the following, within two (2) years immediately following a Change in Control:

(a)	The assignment to Executive of any duties or any other action by the Company which results in a diminution in Executive’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control Date, or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position, except in connection with termination of the Executive’s employment for Cause, Disability, Retirement (as defined in the Whirlpool Employees Pension Plan, or any successor plan thereto) or as a result of the Executive’s death or by the Executive for other than Good Reason (determined without taking this last clause into account).

(b)	The Company has reduced the Executive’s Base Salary from its level immediately prior to the Change in Control, or has failed to give the Executive annual salary increases consistent with such increases given to other employees of the same or similar position within the Company.

(c)	The Company either: (i) fails to continue in effect any Plan in which the Executive is participating immediately prior to the Change in Control (unless the Company replaces such Plan with a plan(s) that provides the Executive with at least substantially similar benefits) other than as a result of the normal expiration of such Plan(s) in accordance with its terms as in effect immediately prior to the Change in Control; (ii) acts or fails to act in a way which would either adversely affect the Executive’s continued participation in any of such Plans on at least as favorable a basis to the Executive as that which existed immediately prior to the Change in Control, materially reduces the Executive’s benefits in the future under any of such Plans, or deprives the Executive of any material benefit enjoyed by the Executive immediately prior to the Change in Control. For purposes of this Paragraph 2.7(c), “Plan” means (i) any compensation plan such as an incentive, stock option, or restricted stock plan; (ii) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974; (iii) any relocation plan or policy; or (iv) any other plan, program, or policy that the Company intended to benefit employees.

(d)	The Company requiring the Executive to be based at a location in excess of thirty-five (35) miles from where the Executive’s office is located immediately prior to the Change in Control, except for required travel in carrying out the Company’s business to an extent consistent with the Executive’s business travel obligations on behalf of the Company immediately prior to the Change in Control.

(e)	Any breach by the Company of its obligations under Section 4 of this Agreement or any failure of a successor company to assume and agree to perform the Company’s entire obligations under this Agreement, as required by Section 4 hereof.

(f)	Except as provided in Paragraph 2.3 hereof, the Company, after a Change in Control, attempts to terminate an Executive’s employment other than pursuant to a Notice of Termination, which purported termination shall be ineffective.

(g)	The Company refuses to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company if, prior to the Change in Control, the Executive was permitted by the Company to attend to or engage in such matters or activities.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

2.8 Release of Claims; Restrictive Covenants. The Severance Benefits described in Paragraphs 2.5(b), (c), (d), and (e) hereof shall be paid and provided only if the Executive timely executes and delivers to the Company and does not timely revoke a release of claims and restrictive covenants agreement substantially in the form attached hereto as Exhibit A. The release of claims and restrictive covenants agreement must be signed by the Executive (or his legal representative, if applicable) and must become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the fiftieth (50th) day after the Executive’s Termination Date. If the Executive fails to execute and furnish the release of claims and restrictive covenants agreement, or if it has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the fiftieth (50th) day after the Executive’s Termination Date, the Executive will not be entitled to any Severance Benefits or other payments or benefits under this Agreement other than the Accrued Obligations.

Section 3. Excise Tax

3.1 Best Net. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities), including but not limited to stock options and other long-term incentives (in the aggregate “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute “excise tax” imposed by Section 4999 of the Code would be due, and the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the excise tax (the “Safe Harbor Cap”) would provide Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award, the payments under Paragraph 2.5(c) hereof, the payments under Paragraph 2.5(b) hereof, the benefits under Paragraph 2.5(e) hereof, the benefits under Paragraph 2.5(d) hereof and the acceleration of vesting of all other stock options and equity awards. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal, state, and city taxes.

For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Code Section 280G, and the term “excise tax” shall mean the tax imposed on such excess parachute payments pursuant to Sections 280G and 4999 of the Code.

3.2 Determination by Accounting Firm. All determinations required to be made under this Section 3 shall be made by a reputable public accounting firm that is selected by the Executive and reasonably acceptable to Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been any Total Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no excise tax is payable by Executive without a reduction in payments, the Accounting Firm shall provide a written opinion to Executive to such effect, that the Executive is not required to report any excise tax on the Executive’s federal income tax return, and that the failure to report the excise tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Paragraph 3.2 hereof).

3.3 Subsequent Recalculation. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved,

that Total Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 3 (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the excise tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that the Total Payments were reduced pursuant to Paragraph 3.1 hereof and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of Paragraph 3.1 hereof, subject to the Safe Harbor Cap.

Section 4. Successors and Assigns

Upon the Executive’s written request, the Company will seek to have any successor (either immediately or with the passage of time, via a direct or indirect Change in Control, by purchase of assets or the Company’s voting securities, by merger or consolidation or otherwise) of the Company assent, in a form and substance satisfactory to the Executive, to fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a successor (or where the Company does not have at least three (3) business days advance notice that a Person may become a successor, then within one (1) business day after having notice that such Person may become or has become a successor) shall constitute Good Reason for termination by the Executive of the Executive’s employment and, if (or once) a Change in Control has occurred, shall entitle the Executive immediately to the benefits provided in Section 2 hereof upon delivery by the Executive of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. Nothing contained in this Section 4 shall be interpreted to indicate that a successor is not obligated to fulfill the term of this Agreement or any other Plan or arrangement between the Executive and the Company. The Company’s obligation hereunder shall not otherwise be assignable.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executives, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. The Executive’s rights hereunder shall not otherwise be assignable.

For purposes of this Section 4, “Person” shall mean any individual, corporation, partnership, group, association, or “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plan(s) sponsored by the Company.

Section 5. Miscellaneous

5.1 Executive’s Commitment. The Executive agrees that subsequent to the period of employment with the Company, the Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company, or any subsidiary, or other confidential information concerning their business, affairs, products, supplies, or customers, which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 5.1 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which the Executive is legally required to do so, or (b) become generally known to and available for use by the public otherwise than by the Executive’s wrongful act or omission.

5.2 Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or on the second business day following deposit in the mail, sent by the United States registered or certified mail, return receipt requested, postage prepaid. Such mail shall be addressed, in the case of the Company, to the address set forth in the Company’s most current annual report which specifies the corporate headquarters of the Company. In the case of the undersigned Executive, such mail shall be sent to the address set forth below the employee’s signature or to the latest address contained in the Company’s employment records. All notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.3 Unfunded Agreement. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management.

5.4 Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

5.5 Tax Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.

5.6 Application of Section 409A.

(a)

Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Code Section 409A (the “Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Paragraph 5.6, become payable prior to the Delayed

Payment Date will be accumulated with interest and paid on the Delayed Payment Date. For purposes of the preceding sentence, interest shall accrue at the annual rate of interest on 30-year Treasury securities for the fifth calendar month preceding the first month of the calendar quarter in which the Executive’s separation from service occurs.

(b)	The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Code Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income, employment and excise taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

Section 6. Contractual Rights and Legal Remedies

6.1 Contractual Rights to Benefits. This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.2 Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of (i) the Executive’s termination following a Change in Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by the Executive in seeking advice with respect to the matters set forth in Section 2 hereof); or (ii) following a Change in Control, the Executive seeking to obtain or enforce any right or benefit provided by this Agreement, any Plan or any other agreement of or arrangement with the Company. The Company shall pay such fees and expenses on a current basis as services are rendered and in no event more than thirty (30) calendar days after invoices for services rendered are forwarded by the Executive to the Company.

6.3 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Executive’s job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

6.4 Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which the Executive may qualify.

6.5 Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company for any fixed period of time. Nothing herein contained shall prevent the Company or the Executive from terminating the Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation upon a Qualifying Termination to provide Severance Benefits as required hereunder.

6.6 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, other than as provided in Paragraph 2.5(e) hereof.

6.7 Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 2, 3, and 4 and in Paragraphs 5.1, 6.2, and 6.3 of this Agreement shall survive the termination of this Agreement following a Change in Control.

6.8 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements that relate to a Change in Control concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between the Executive and the Company.

6.9 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

6.10 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Michigan shall be the controlling law in all matters relating to this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

Whirlpool Corporation		Executive:

Printed Name

By:		Address:
David A. Binkley
Senior Vice President, Global Human Resources

EXHIBIT A

RELEASE OF CLAIMS AND

RESTRICTIVE COVENANTS AGREEMENT

RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”), dated as of             , 20    , between Whirlpool Corporation, a Delaware corporation (the “Company”), and the individual whose signature appears on the signature page (hereinafter referred to as the “Executive”).

WHEREAS, pursuant to Compensation and Benefits Assurance Agreement between the Company and the Executive dated as of the 31st day of December, 2010 (the “CBA Agreement”), the Executive is eligible for certain severance benefits (“Severance Benefits”) as a result of the Executive’s termination of employment, subject to the execution of this Agreement;

NOW, THEREFORE, in consideration of the Severance Benefits and the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Release of Claims.

(a) In further consideration of the Severance Benefits provided by the Company to Executive, which Executive agrees are in addition to any amounts or benefits to which he would otherwise be entitled under the terms of his employment or any other agreement or terms of employment with the Company, to the fullest extent permitted by law, Executive, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, directors, officers and all other representatives, agents, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, against them arising from, or in any way connected with, the employment relationship between the parties, any actions during the relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act and the Americans with Disabilities Act, which Executive may now have, or has ever had. The parties agree that any past or future claims for money damages, loss of compensation, earnings and benefits, including but not limited to stock entitlements, both past and future (except as provided in this Agreement), medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive also hereby waives any rights under the laws of the State of Michigan or any other jurisdiction which Executive may otherwise possess.

(b) Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period. Executive acknowledges that he has been advised to consult with an attorney about this release. Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters. If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.

(c) However, Executive is not releasing any of the following: (1) any rights to indemnification from the Company whether pursuant to any agreement with the Company, the Company’s by-laws, applicable law or otherwise, (2) any claims regarding any payments or benefits due to Executive in connection with his termination of employment under the CBA Agreement, (3) claims for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company according to the terms of such benefit plan, or (4) any claims related to Executive’s rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985.

(d) To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration provision in the CBA Agreement. Neither this release itself nor the furnishing of the consideration for this release shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

(e) To the fullest extent permitted by law, at no time subsequent to the execution of this release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this release. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

(f) Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.

Section 2. Restrictive Covenants.

(a) Nondisclosure of Confidential Information. (i) The Executive shall not at any time, without the prior written consent of the Company for so long as it remains Confidential Information (as defined below), use or disclose, or knowingly permit any unauthorized Person to use, disclose or gain access to, any Confidential Information; provided, however, that the Executive may disclose Confidential Information (x) to a Person to whom the disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive’s employment, (y) as required by law or (z) as ordered by a court, provided that in any event described in the preceding clause (y) or (z), (A) the Executive shall promptly notify the Company in writing, and consult with and assist the Company (at the Company’s sole cost) in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), the Executive shall disclose only that portion of the Confidential Information that, in the written opinion of the Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person or entity and (C) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. As requested by the Company from time to time and upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form (including electronic), of all Confidential Information in the Executive’s possession or control irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

(i) Without limiting the foregoing, the Executive agrees to keep confidential the existence of, and any information concerning, any dispute between the Executive and the Company or its affiliates, except that the Executive may disclose information concerning such dispute to the court that is considering such dispute or to the Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(ii) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company and its affiliates, including all business information (whether or not in written form) that relates to the Company or its affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the Executive’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to the Executive prior to the Executive’s involvement with the Company or its affiliates or information rightfully obtained from a third party (other than pursuant to a breach by the Executive of this Agreement or any other duty of confidentiality).

(b) Nonsolicitation. During the 12-month period following the termination of the Executive’s employment with the Company the Executive shall not, directly or indirectly, without the prior written consent of the Company, (x) actively solicit, recruit or hire any person who is at such time, or who at any time during the 6-month period prior to such solicitation or hiring had been, an employee of, or an exclusive consultant then under contract with, the Company or its affiliates, (y) actively solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates or (z) intentionally interfere with the relationship of the Company or its affiliates with any person or entity who or that is employed by or otherwise engaged to perform services for the Company or its affiliates. The 12-month period shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is in violation of the provisions of this Section 2(b).

In the event that a court of competent jurisdiction determines that any provision of this Section 2(b) is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 2(b) within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(c) Nondisparagement. The Executive shall not at any time, directly or indirectly, whether in writing or orally, criticize, denigrate or disparage the Company or its affiliates, its predecessors and successors, or any of the current or former directors, officers, employees, stockholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that this provision shall not restrict the Executive’s ability to make truthful statements in good faith in response to any governmental inquiry or request for information or otherwise when required by legal process to do so.

(d) Remedies and Injunctive Relief. The Executive acknowledges that a violation by the Executive of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.

(e) Acknowledgments. (i) The Executive acknowledges that the Company and its affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill to build an effective organization. The Executive acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee and customer relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Executive further acknowledges that the Company and its affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.

(ii) In light of the foregoing acknowledgments, the Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates. The Executive further acknowledges that, although the Executive’s compliance with the covenants contained in this Agreement may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents.

(iii) Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that, in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

(iv) In light of the acknowledgements contained in this Section 2, the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Section 2.

Section 3. Miscellaneous. (a) Assignment. This Agreement may be assigned by the Company to any affiliate or successor to the business or assets of the Company. In the event of any such assignment, the Company shall cause such affiliate or successor, as the case may be, to assume the obligations of the Company hereunder, by a written agreement addressed to the Executive, concurrently with any assignment, with the same effect as if such assignee were “the Company” hereunder. This Agreement is personal to the Executive and the Executive may not assign any rights or delegate any responsibilities hereunder.

(b) Entire Agreement. This Agreement, together with the CBA Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

(c) Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(d) Governing Law; Interpretation. This Agreement shall be deemed to be made in the State of Michigan, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of Michigan without regard to its principles of conflicts of law. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of either party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

(e) Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference is to a Section of this Agreement unless otherwise indicated.

(f) Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to either party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Notices. All notices or other communications required or permitted by this Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[address]

If to the Company:

Whirlpool Corporation

2000 North M63

Benton Harbor, Michigan 49022

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(i) Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

Whirlpool Corporation		Executive:

Printed Name

By:		Address:
Printed Name